EXHIBIT 99.1

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STFC - Q1 2012 State Auto Financial Earnings Conference Call

EVENT DATE/TIME: MAY 08, 2012 / 02:00PM GMT

CORPORATE PARTICIPANTS

Steve English State Auto Financial Corporation - VP, CFO

Bob Restrepo State Auto Financial Corporation - President, CEO, Chairman

CONFERENCE CALL PARTICIPANTS

Larry Greenberg, Langen McAlenney - Analyst

Paul Newsome Sandler O’Neill Asset Management - Analyst

PRESENTATION

Operator

Welcome, and thank you for standing by. (Operator Instructions). Now, I would like to introduce your host for today’s conference Chief Financial Officer, Steve English. Sir, you may begin.

Steve English - State Auto Financial Corporation - VP, CFO

Thank you, Melissa. Good morning and welcome to our first quarter 2012 earnings conference call. Today I am joined by several members of STFC senior management team our Chairman, President and CEO, Bob Restrepo; Chief Investment Officer, Scott Jones; Chief Actuarial Officer, Matt Mrozek; and our Chief Accounting Officer and Treasurer, Cindy Powell. Today’s call will include prepared remarks by our CEO, Bob Restrepo and me after which we will open the line for questions.

Please note our comments today may include forward-looking statements, which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These type of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Security and Exchange Commission to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures along with supplemental financial information was distributed to registered participants prior to this call and made available to all interested parties at our website www.stateauto.com under the Investor section as an attachment to the press release. Now I will turn the call over to STFC’s Chairman, President and CEO, Bob Restrepo.

Bob Restrepo - State Auto Financial Corporation - President, CEO, Chairman

Thank you, Steve, and good morning. Despite solid ex-catastrophe in most lines, we are disappointed with our combined ratio of 109.4% and the modest loss of $2 million or $0.05 a share. State Auto Financial Corporation’s book value settled in at $18.16 a share which is an increase of $0.21 from our restated book value at year end. Our current book value includes a reduction of $2.49 a share for the deferred tax asset valuation allowance which we continue to carry. The first quarter is shaping up as a relatively light catastrophe quarter for the industry and for State Auto with one significant exception. The rash of tornadoes, wind, and hail losses that hit the Midwest in March 2nd and 3rd had a significant impact on our first quarter results and caused wide spread damage in 4 of our 5 largest states, Kentucky, Indiana, Ohio, and Tennessee.

For State Auto this catastrophe was similar to the storm that devastated Tuscaloosa, Alabama last year. First, it was wide spread and had a high frequency of severe tornadoes with accompanying wind and hail. Second, it caused a much higher frequency of commercial property losses resulting in greater overall loss severity. And third, it triggered a recovery under our property catastrophe treaty. As a reminder, our attachment point under the treaty is $55 million. All in, this event which the Property Claims Services Organization or PCS identified as Cat number 67 resulted in a $21.6 million loss for STFC net of recoveries from both our homeowners quota share treaty and the catastrophe treaty. The quota share treaty operated as intended by minimizing the impact on our earnings in capital reducing our overall underwriting loss by $7.1 million and producing a net benefit to our combined ratio of 1.1%. The catastrophe loss ratio improved 4.8 percentage points, but our non-cat loss ratio results were up 2.9 percentage points due to the ceded premium impact on our overall results. It also added another 8/10ths of a point to our expense ratio.

Catastrophe results masked a generally solid quarterly . It was marred only by reserve strengthening in the specialty segment to cover runoff of a terminated commercial automobile program written by our managing general underwriting affiliate, RED. Business from this program began running off on April 1.

In personal insurance, personal auto results remain profitable despite a higher frequency of bodily injury loss. We expect results to improve. We are getting price increases in excess of loss cause trend and retention of sound all of which will improve margins in our largest line. Production is down a bit primarily in our core states of Indiana, Kentucky, Ohio, and Tennessee. As we reported previously our personal lines business is heavily cross-sold. Homeowners actions have affected personal auto production particularly in catastrophe prone states. We also have terminated relationship with underperforming personal line agencies in our core states . This will effect both our retention and new business for the rest of the year.

Outside of cat prone states, personal auto is good, and we continue to diversify our geographic footprint beyond the Midwest.

In homeowners we continue to improve our ex-catastrophe results despite elevated trends of non-catastrophe weather related losses in the quarter. We are on track to exceed our rate plan of 15% for the year. Price increases vary by state with the largest increases targeted at our most unprofitable state. Prices will increase at least 20% in most of our core states where we have had the poorest results. We are also filing for higher mandatory wind and hail deductibles. We previously implemented $1,000 deductible in 16 states which account for over 75% of our wind and hail losses. We are now increasing those deductible in 11 of our most cat prone states to 1% of the building replacement value subject to a maximum of a $2,500 deductible. Addressing homeowners results remain a difficult and long-term effort. We knew it would be a 3 year fix when we began these efforts at the end of 2008. Given the more severe weather patterns and elevated loss cause trends it is taking another year or 2 to complete. The actions we are taking to increase prices and deductible and to reduce our exposure through agency termination will pay off over time. The homeowners quota share reinsurance treaty provides us added protection as we complete the fix. Ex-catastrophe results in our standard business insurance segment were very good.

We are very pleased with the improvement following last year’s completion of several casualty claim initiatives. Underwriting quality remains good, prices are increasing, and the short-term impact on casualty case reserves has abated, significantly improving results in our commercial auto and general liability lines. Large losses are down and we are getting price increases particularly in the middle market where pricing is up in the 10% to 15% range.

Setting aside the pooling change impacts business insurance had a solid first quarter production wise. Retention improved, new business is up, and prices have turned positive. Other than RED, specialty results are good. Specialty is key to our diversification strategy to write more commercial and more casualty business. Rockhill continues to grow and produce strong underwriting profits. Commission are up as standard markets tighten, and we are getting healthy price increases. We continue to manage expenses well. The modest increase in our expense ratio was completely driven by the homeowners quota share reinsurance treaty. With that, I will turn it over to Steve English before we open up for your questions.

Steve English - State Auto Financial Corporation - VP, CFO

Thank you, Bob. My comments today will touch upon the impact of adopting the accounting guidance for deferred acquisition cost, investment results, the homeowner quota share treaty, and taxes. Effective January 1, 2012, we have adopted retrospectively the FASB guidance “Accounting for Costs associated with acquiring or renewing insurance contracts”. The cumulative effect of this retrospective adoption reduced stockholders equity by $20.5 million after tax at January 1, 2010. The impact as of December 31, 2011, was to reduce stockholder equity by $34.5 million. $26.4 million of this was a reduction of deferred policy acquisition cost while $8.1 million relates to deferring reinsurance ceding commissions receive in excess of DAC and classified as other liabilities. In total, the adoption of this new guidance reduced our previously reported book value per share as of December 31, 2011, of $18.81 per share by $0.86 or $17.95 per share on a restated basis. All previous periods have been restated to conform to this new accounting standard.

As Bob mentioned, our book value per share ended the quarter at $18.16 per share, up 1.2% from year end driven by market gains in our equity securities and other invested asset portfolios. Net investment income totaled $17.5 million for the quarter ended March 31, 2012, compared to $21 million for the same period in 2011. Lower overall levels of invested assets in 2012 due to the pooling change and quota share treaty contributed to this decline. In addition, book yields continue to be negatively impacted by call, pay down and maturities of fixed income securities. $1.1 million of the decline is attributable to CPI adjustments on our TIPS which make up about 11% of our total investment portfolio.

We included a new Schedule 2 in our investor packet to assist you in understanding the impact of the quota share treaty on our overall financial results. The treaty provided an overall benefit of $7.1 million to underwriting results. As you can see from Schedule 2 we ceded cat losses at a rate well in excess of our overall cat loss ratio, and we ceded non-cat losses at a rate well below our overall non-cat loss ratio. As a result, the quota share treaty results in a reduced overall cat loss ratio while resulting in an increased overall non-cat loss ratio. Similarly as ceding commission is lower than our expense ratio, it results in a higher overall expense ratio. All in our combined ratio was improved by 1.1 points due to the treaty.

This quarter you will notice we did not provide intraperiod income tax expense as we have done in the past 2 quarters since establishing the valuation allowance for net deferred tax asset. Presently, we believe we will not fall in the exception under ASC740 and have determined that a zero effective tax rate is appropriate. As always we will reevaluate this each reporting period throughout 2012. With that, we would like to open the line up for any questions you may have.

QUESTION AND ANSWER

Operator

Yes, sir, thank you. (Operator Instructions). And our first question comes from Larry Greenberg from Langen McAlenney. Your line is open

Larry Greenberg - Langen McAlenney - Analyst

Hi, good morning. I am just wondering if you can quantify the reserve strengthening in the commercial auto program, and give us some indication of — I assume that is an annual runoff period on that business and what kind of underwriting is that being booked at over the runoff?

Steve English - State Auto Financial Corporation - VP, CFO

Sure , Larry. In terms of the amounts of reserve strengthening on a dollar basis it was about $3.6 million. So you can divide that through and see the impact. In terms of a prospective basis we are booking the 2012 loss pick at a higher rate. We don’t have it historically disclosed on a separate basis, but I can tell you we intend to book that through the balance of the year at a stronger rate here in 2012 to protect the balance sheet. With nonrenewal at April 1st, on our premium result will runoff through the balance of the year and a little bit into the first quarter of 2013

Larry Greenberg - Langen McAlenney - Analyst

Okay. And is there any reason that you can give that would lend confidence that this reserve strengthening in the first quarter got everything that you need to get there?

Steve English - State Auto Financial Corporation - VP, CFO

Well, two-thirds through the 2011 year we made some significant underwriting actions within that program. Ultimately decided that it made sense to terminate the program. We had already shed some amount of business in some of the problematic areas at increased prices, and we believe at this point that by providing at the higher loss picks we are accomplishing what you are asking about, but I can’t say for sure we caught it all but that is certainly our intent.

Larry Greenberg - Langen McAlenney - Analyst

Okay. If we backed out the $3.6 million of strengthening and looked at the adjusted loss ratio, is that a reasonable level that we should be assuming going forward , or is there anything — I know there are some other programs.

Steve English - State Auto Financial Corporation - VP, CFO

No, that would we be a reasonable approach given the magnitude of that particularly program to the total.

Larry Greenberg - Langen McAlenney - Analyst

Okay. And then RED’s volume was up in the quarter. What is going on there?

Steve English - State Auto Financial Corporation - VP, CFO

Yes. When we started RED, some of the business was reported on a 1 month lag, and we have for those programs recognized that lag in 2012, so that truck program was one of them since it is terminated at April 1st, we have caught up on that lag in here the first quarter. So some of that growth is due to that accounting change.

Larry Greenberg - Langen McAlenney - Analyst

So you don’t think there was any last minute effort to —

Steve English - State Auto Financial Corporation - VP, CFO

Get in the door?

Larry Greenberg - Langen McAlenney - Analyst

Yeah.

Steve English - State Auto Financial Corporation - VP, CFO

No.

Larry Greenberg - Langen McAlenney - Analyst

Okay. And then just finally, the unallocated lost adjustment ratio in the quarter , is that a good run rate for what we should be using over the balance of the year.

Steve English - State Auto Financial Corporation - VP, CFO

Yes, it is. And I will point out you can see from some of our disclosures, because of the mechanics in the quota share, that is about 1 point higher than what it would normally run. Obviously, since the quota share is in place, that is a good representative number.

Larry Greenberg - Langen McAlenney - Analyst

Okay. Thank you.

Operator

(Operator Instructions).

Steve English - State Auto Financial Corporation -VP, CFO

Well, thank you, Melissa. And we want to thank all of you for participating in our conference call.

Operator

Sir, we do have one question.

Steve English - State Auto Financial Corporation - VP, CFO

Okay ,

Operator

Okay, thank you. The question comes from Paul Newsome Sandler O’Neill. Your line is open.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Sorry to extend the call. Can you folks remind us of some of the underlying efforts to reduce the cat losses. I would like to go specifically what we saw this quarter that in your view extends it a couple of years? What are those kind of factors?

Bob Restrepo - State Auto Financial Corporation - President, CEO, Chairman

This is Bob Restrepo, Paul. Since the end of 2008, 2008 included Ike and it also included unusually heavy first quarter wind and hail losses. What we saw in the pure premium trends, primarily driven by the cost of repairing and replacing buildings, we saw a real spike relative to normal trends that wasn’t anticipated in our pricing. We normally expected the inflation related to building supplies and labor to be in the low single digit. It went up to the high single digits, actually 10%. The term we use it was Ike, and it stayed at those level for each of the last 3 years. It has been running 8% to 10%, primarily driven by a surge in demand for building supplies and also exacerbated by the price of oil, which obviously effects the cost of shingles and siding. So we have accelerated our price increases, but we weren’t able to get the margin improvement because the pure premium trends were much higher than what we had ordinarily seen.

One thing we did in our pricing was rather than look at 20 years of history we have increasingly shortened our experience base that we use to determine price increases to 5 years to recognize a change in weather patterns that we have not seen over the last 15 to 20 years, but obviously we have seen over the past 5 years. We have accelerated our recognition of these increased loss costs in pricing going forward, and we have continued to do that.

The second thing is that in order to ensure regulatory approval of our rate increases, we often cap those rate increases at 20% to 25% with the idea that we would get the marginal increase the following years. So we have removed those cap over the last 18 months and just frankly let everything flow-through. As those increases continue to earn out, we expect to see margin improvement and on a direct bases we are seeing it now. We are getting significant improvements in our ex-catastrophe homeowners margin. The second thing is, as you know, is really deductibles sharing more of the risk with the policy holders.

We started out with $1,000 deductible. We were ahead of the market that has obviously effected in a significant way, retention and most significantly new business in the core states in the Midwest and Southeast, where we have rolled those deductibles off ahead. As I mentioned in my prepared remarks, we are now increasing those deductible from a $1,000 to 1% what we call Coverage A. Coverage A is the real property value, the replacement cost value of the home.

The percentage deductibles have been in play for some time for earthquake, some time for hurricane along in coastal exposed areas. They have existed for some time in places like Texas, Oklahoma, Kansas that have experienced well known catastrophes for a long time, but they are relatively new here in the Midwest, so we are definitely ahead of the market and that is definitely going to affect our production going forward.

The third big thing that we don’t see as much in our current results, but we are starting to see in April and we will see for the rest of the year, is the impact of agency termination. We have been thinning our representation, thinning the herd in geographic areas where we felt we didn’t have good balance between our totaled insured values and our annual allocated loss expectations within specific areas. Areas like Minneapolis St. Paul, Louisville, and Northeastern Arkansas where we have terminated agencies going back several years.

But the frequency and severity of storms in places like Huntsville, Alabama and Tennessee almost everywhere in Tennessee, Kentucky, parts of Ohio and Indiana really caused us to further accelerate those agency terminations. They all took place last year. It takes at least 6 months between the time you act on the termination and when it becomes effective and the business starts rolling off. So we have seen some effect of that late last year in the first quarter, but the impact of those exposure reductions is going to accelerate throughout the rest of this year. exposure to, the wind, hail and tornadoes.

We are in the third year of completing an insurance valuation program. We have gotten healthy price increases from that. Our annualized run rate is in excess of 3% of a price increase there. We have institutionalized our pricing sophistication with our new bi-peril product, which is now in place with all of our cat exposed areas. As you will remember, the bi-peril pricing really assesses the risks of each peril rather than lumping them together whether it be fire or wind or hail or tornadoes or liability and several others, theft, water damage. I think there is about 13 perils that we price separately.

So that allows us to get more pricing precision particularly in geographic areas that are more exposed to wind, hail, and tornadoes which have been our biggest problem. So we are getting significant price increases well in excess of the 20% in parts of states that seem to have the greatest exposure to wind, hail and tornadoes.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Do you think you are technically correctly priced on your new business?

Bob Restrepo - State Auto Financial Corporation - President, CEO, Chairman

Yes.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Great, thank you.

Operator

Once again we have Larry Greenberg for a question.

Larry Greenberg - Langen McAlenney - Analyst

Yes, just following up on RED. If memories service me, the commercial auto program was about half of the volume of RED. Could you just talk about how the other business is doing within RED?

Bob Restrepo - State Auto Financial Corporation - President, CEO, Chairman

I will ask Steve to comment it on it again. Because one we can comment on the other business which Steve will say on balance is performing much better than the transportation program. But secondly, we have taken some restructuring actions that will skinny down the size of RED, and impact on the overall book and will allow us to more effectively integrate it with the Rockhill operations which has a different management team and has been significantly more profitable than our RED program.

Steve English - State Auto Financial Corporation - VP, CFO

Larry, we have not been pleased with the underwriting results and the truck program being half of the book materially impacts the result of that overall book. The second largest program is a restaurant program which is approximately, this is a group number, but approximately about $50 million or so in premiums. That program has actually – we are in our third year I believe on that program and over the 3 year cycle has actually performed well. We did at the end of 2011 see a slight uptick in that program, so that is being addressed. As Bob mentioned we have made a decision to change management, and that is now effective and we are reorganizing that organization and it will be integrated beneath Jessica Buss as part of the overall strategy in the specialty segment. We are going to right size the goals of that book of business given the results in our current capital base.

Larry Greenberg -Langen McAlenney - Analyst

Okay. Thank you.

Operator

Sir, with that, I am showing no further questions.

Steve English - State Auto Financial Corporation - VP, CFO

Well, thank you, Melissa. And I said a moment ago we would like to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our second quarter call which is currently schedule for the second of August 2012. Thank you, and everyone have a good day.

Operator

Thank you. This does conclude today’s conference. All parties may disconnect.

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